Exhibit 99.2

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

4 May 2010

Disclosure in accordance with
Rule 2.11 of the UK City Code on Takeovers and Mergers (the "City Code")

Further to the Rule 2.5 announcement by Intercontinental Exchange, Inc ("ICE") and Climate Exchange plc ("Climate Exchange") on 30 April 2010 (the "Rule 2.5 Announcement"), in relation to the recommended cash acquisition of Climate Exchange by Aether Ios Limited ("Bidco") to be implemented by way of scheme of arrangement under section 152 of the Isle of Man Companies Act (the "Scheme"), ICE and Bidco make the following disclosure in accordance with Rule 2.11 of the City Code:

As referred to in the Rule 2.5 Announcement, Bidco has received an irrevocable undertaking from Invesco Asset Management Limited ("Invesco") to vote in favour of the Scheme (or if applicable to accept an Offer) in respect of its own beneficial shareholding of Climate Exchange Shares.

The Rule 2.5 Announcement stated that Invesco's beneficial shareholding amounted, in aggregate, to 14,160,996 Climate Exchange Shares (representing approximately 29.8 per cent. of Climate Exchange's entire existing issued share capital) and that, together with ICE's holding of 2,277,034 Climate Exchange Shares (representing approximately 4.8 per cent. of Climate Exchange's entire existing issued share capital) and the irrevocables received from the Directors of Climate Exchange, this represented approximately 53.5 per cent. of the entire existing issued share capital of Climate Exchange.

Further to the Rule 2.5 Announcement disclosure relating to Invesco's shareholding in Climate Exchange, on 30 April 2010, Invesco Limited released an announcement under Rule 8.3 of the City Code which states that the beneficial shareholding of Invesco amounts, in aggregate, to 14,004,318 Climate Exchange Shares (representing approximately 29.4 per cent. of Climate Exchange's entire existing issued share capital).

Accordingly and further to the related disclosure contained in the Rule 2.5 Announcement, Bidco confirms that it has currently received irrevocable undertakings to vote in favour of the Scheme (or, if applicable, to accept an Offer) in respect of an aggregate of 23,030,901 Climate Exchange Shares (representing approximately 48.4 per cent. of Climate Exchange's entire existing issued share capital).  Together with ICE's holding of 2,277,034 Climate Exchange Shares (representing approximately 4.8 per cent. of Climate Exchange's entire existing issued share capital), this represents approximately 53.2 per cent. of the entire issued share capital of Climate Exchange.

Terms not defined in this announcement will bear the same meanings as set out in the Rule 2.5 Announcement.

For further information, please contact:

ICE

Kelly Loeffler,
Vice President, Investor Relations & Corporate Communications	+1 770 857 4726

Sarah Stashak,
Director, Investor & Public Relations	+1 770 857 0340

Morgan Stanley

Brian Healy	+1 212 761 4000

Christian Lown

Matthew Jarman	+44 20 7425 8000

Rosie Bailey

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